Issuer Free Writing Prospectus, dated March 21, 2011
Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration Statement No. 333-170425

Medgenics, Inc.
March 21, 2011

This issuer free writing prospectus relates only to the shares of common stock (“common stock”), par value $0.0001 per share, of Medgenics, Inc. (the “Company”), and the warrants to purchase shares of common stock (the “warrants”) described below and should be read together with the preliminary prospectus filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on February 25, 2011 (the “Preliminary Prospectus”) included in the registration statement on Form S-1 (File No. 333-170425) (the “Registration Statement”) relating to these securities .  The Registration Statement and the Preliminary Prospectus included therein can be accessed at the following website:  http://sec.gov/Archives/edgar/data/1138776/000114420411010895/v212517_s1a.htm.

Investor Materials

This issuer free writing prospectus includes an audio file, a transcript of which is attached as Annex A below and is incorporated herein by reference, and a power point slide presentation which is attached as Annex B  below and is incorporated herein by reference.

Forward-Looking Statements

We make forward-looking statements in this free writing prospectus that are subject to risks and uncertainties. These forward-looking statements include statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected further revenues, operations and expenditures and projected cash needs.  These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personal to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this free writing prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this free writing prospectus. You should read this free writing prospectus and the documents referenced herein and filed as exhibits to the Registration Statement, of which the Preliminary Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  In particular, you should carefully read the risk factors described in the preliminary prospectus, in the final prospectus, in any related prospectus supplement and in the documents incorporated by reference in the preliminary prospectus, the final prospectus and any related prospectus supplement.  The registration statement has not been declared effective by the SEC and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively the issuer and the underwriters will arrange to send you the prospectus if you request it by calling Roth Capital Partners, LLC Syndicate Department, 24 Corporate Plaza, Newport Beach, CA 92660, at 800-678-9147 or Paul LaRosa, Syndicate Manager, Maxim Group LLC, 405 Lexington Avenue 2nd Floor, New York, NY 10174 at 212-895-3500.

ANNEX A

OPERATOR

Medgenics Conference Call.  My name is Cliff and I’ll be your operator today.  At this time all participants are in the listen only mode.  Later we will conduct a question and answer session.  Now let’s turn the call over to Chris Brothers of Maxim Group who’s the director of Venture Capital.  You may begin.

CHRIS BROTHERS

Thank you Cliff.  Hi everybody, this is Chris Brothers.  I would like to thank you for taking the time out of your busy schedules to dial in to hear the Medgenics opportunity phone call and presentation.  On the line today we have Gene Bauer, Joel Kanter and Andy Pearlman who are, who is the CEO of Medgenics.  I think I can speak for everyone at Maxim and Roth Capital in that we’re very excited to have access to this opportunity and look forward to what the future brings on both an investment level and science level as we feel like this is one of the most unique applications in protein, an alternative to protein therapy today.  So, without further ado, I’d like to turn the call over to Andy Pearlman.  Andy, take it away.

DR. ANDREW PEARLMAN

Thank you Chris.  Indeed, I am Andy Pearlman.  I am the founder and CEO of Medgenics and indeed I think we have a most unusual story to tell you.  This is a, if you will, a better mousetrap addressing about a hundred billion dollar market in protein therapeutics today using a method to allow the patient to use their own tissue to make their own protein.  This is designed to be a better therapy, safer, and we’ll explain why and lower in cost.  We believe this and we’ve actually demonstrated this replacing scores of injections in these patients and in the pipeline of applications which really is the gamut of the protein therapy market,  we’ve identified the top three that we’re going after initially which are anemia, hepatitis C and hemophilia.

Those sold together are about $16 billion in 2009 and we’ve already got our bio pumps which we’ll explain to you in a bit in patients with anemia for more than two years, we’ve got them running and this year we’re going to be getting into hepatitis C with a very exciting application and we’re developing the same thing to treat hemophilia with our pharma partner Baxter.  A single treatment of this is already been demonstrated in patients to deliver more than two years of the therapy, anywhere from six to twenty-eight months and counting and we’ve treated fourteen patients to date.  We’ll talk about that more as we go along and in the lab we’ve produced well over 5,000 of these and we’ve made them delivering various different proteins.  The erythopoeitin for anemia.  Interpheron alpha for hepatitis C and most recently clotting Factor VIII for treatment of hemophilia.  Our technology is well protected by a portfolio of more than sixty patents of which ten have already issued.  Our value proposition as a company as we see this as a strong core technology that can be applied to many different, very, very exciting blockbuster markets frankly.  And we can do deals in different proteins and these are, there are more than a dozen of them that sell at more than a billion dollars a year with different companies using the same core technology.  We’ve made our first validating deal with Baxter.  We’ll tell you about that as we go.  Indeed to make Factor VIII biopumps and we’re making great progress on the milestones with that.  Our company is a U.S. Delaware corporation but the technology was born in Israel.  Our wholly-owned daughter company in Israel is where I am located and where our other twenty-five employees are, where we licensed in the technology from the Hebrew University.  We have a very experienced management team and I want to mention just a little bit more about the two gentlemen with me here.  I have our chairman who is our executive chairman, Dr. Eugene Bauer.  The former dean of the school of medicine at Stanford University and of the hospital.  He has also been very much involved in co-founding biotech companies and most recently in the last couple -- three years -- has done more than a billion dollars in M&A activities in the companies that he has personally been involved in founding and together with me is our founding investor and largest shareholder -- Mr. Joel Kanter, who is a highly experienced healthcare investor--more than three hundred fifty companies over the years and with a tremendous success rate.  And we would be happy to field your questions as we go forward.  If we could now go to the next slide, we’ll tell you what this biopump is.

So we are on Slide four, our biopump method.  You can see in the upper right corner a picture of a toothpick.  Under that toothpick, this is actual size, is a little sliver of tissue which is taken from the lower layer of the skin under local anesthetic.  The patient doesn’t feel a thing.  And that is from what is called the dermis and that tiny piece of tissue has about a million cells in it and what we do after that is essentially what Genentech and AmGen and all the others do to make protein.  We introduce the gene for the protein that we want into those cells.  The difference between what we’re doing and what they’re doing is this intact tissue.  This is your own tissue and your own cells that will end up producing the protein.  Whereas what they do in all the protein production is to produce it outside the body.  It’s typically done with rodent cells.  Chinese have [unclear] cells.  And we’ll tell you about the, some of the challenges that that poses and what this actually solves.  What we do is we take out a number of these from the patient and the patient goes home and ten days later the patient comes back and we have turned those, each little piece of tissue we call a micro-organ, into a protein producing factory, we call it a biopump.  And let’s say we have ten of them and each of them is making five hundred units a day of erythropoietin.  If the patient needs two thousand units a day, then four of these is enough to provide the dose that’s needed and that’s exactly what happened in the patient pictured below.  You can see faintly, this is taken about two months after the harvest, the residual marks where we had taken out the ten micro-organs and you can see along the beltline where we put four biopumps back.  Those are the four that added up to two thousand units which was the dose he needed.  It’s literally that simple.  It’s so aesthetically, actually mark with tattoo marks at the bottom there you can see where the biopumps were implanted.  They are sitting about a millimeter under the skin and what that means is that if for any reason you ever need to reduce the dose or stop it altogether all you have to do is either ablate or remove those biopumps.  They stay put, they heal in place.  This is completely different from gene therapy in that it is your own tissue going back where it belongs and they don’t wander.  They stay local and you can stop it.  These are key differentiating factors that make this practical, safe and approvable by the FDA.

If you go to the next Slide, number five.  This is truly a platform.  There are a lot of companies that claim they have platform.  This is really a platform that makes proteins.  We’ve now made several different proteins  using the exact same technique and it is truly disruptive because we don’t need a protein production plant and we don’t need the injections so this is really different and offers a true, and we thing superior alternative, to the standard of care and the way things are done right now that can mean both, I think, fantastic opportunity for the company as well as a great opportunity to save the healthcare system a lot of money and it’s better for patients too.  As mentioned, our current focus is on three applications that I mentioned.  Anemia, hepatitis C and hemophilia and we have got an extensive pipeline of other applications that we have identified and we are often approached by various companies that have interest in this application or that application and as a small company obviously we have needed to focus.  I think we’ve done a good job of that and we’ve taken the first of these into patients already in a phase one to trial.  We’ve treated so far fourteen patients with this in Israel under a protocol that we prepared in cooperation with the FDA and in all fourteen patients this delivered the protein erthyropoietin successfully as expected and in twelve of them, it was sufficient to actually raise the hemoglobin level and maintain them for more than six months in the majority and the longest of them is now up to twenty-eight months.  And the two patients who didn’t respond also didn’t respond to injections of EPO and this is an important point.  All we do is produce and deliver the same protein.  This is not a new drug.  There’s only one difference.  It’s your own tissue making the proteins.  So that means, it is exactly the way your body makes protein.  It’s not the approximation to that which some animal cell makes if you grow this in a factory artificially and then inject it in the patient.  That’s an important point.  Not a new drug but a safer version of the same thing.  This study is still ongoing.  We’re expecting to conclude it in the next few months and we meanwhile presented the nearly complete results already at the American Society Nephrology meeting in November.  The person who presented it was the leading expert in the world in the field of renal anemia, Dr. Besserab and it was presented at the most prestigious congress in the field of nephrology and was well received and we’ll be showing you the concluding slide of that which basically says this thing is safe.  It works  unprecedentedly well and potentially represents a paradigm shift.  A key term.  We are confident that this will be a much more cost effective treatment because of the inherently low cost involved in doing this and can be implemented and scaled up using very standard facilities.  This is not rocket science.

If I could go to the next slide.  We are looking at our management team and, as I mentioned, we have on our board of directors Dr. Bauer and Mr. Kanter who bring tremendous experience in the healthcare field.  In addition, Gary Brukardt and Steve McMurray were the sort of leading lights of Renal Care Group which merged into Fresenius Corporation in 2006 in a three and a half billion dollar M&A to make Fresenius the world’s largest dialysis company.  It’s not surprising that dialysis companies are quite interested in this technology as we will explain a little later.  This represents a great opportunity for them in the anemia treatment area and particularly in view of the recent bundling of reimbursement by CMS for dialysis, including what was hitherto the highly lucrative area of anemia treatment.  Dr. Clemow was the former director of business development at J & J for twenty years and has served as CEO and director on a number of bio-tech companies.  On the SAB advisory side, we have literally the top people in their fields.  Dr. Nissenson is the past president of the Renal Physicians.  He is currently the chief medical officer at Davita Corporation.  That is the second largest dialysis company and Dr. Besserab, as mentioned, is a worldwide leader in the field of renal anemia.  Dr. Bacon is past president of the Liver Society and Dr. Miller is a former number two at Cell and Gene Therapy at FDA.  I think the point I’m trying to make is we, I think, are blessed by extremely experienced top people in their fields and they are all very much familiar with our technology, with where we are at the current moment and are advising the company on a regular basis.  On the management side, aside from myself we have people literally that have decades of experience in their respective areas.  I’ll just point out Dr. Shoshani who was the president of Quintiles in Israel.  Quintiles being the world’s leading CRO.

We can go to the next Slide, number 7.  Just take a look at what is done today.  This is a hundred billion dollar market so it’s obviously a very large opportunity, a large space.  What they do is they produce the protein in factories.  They do that, as I’ve mentioned, by taking the gene that represents that or codes for that protein and they get that into producer cells.  The way they do that is using a virus.  I won’t go into a lot of detail but they basically use that virus to carry the gene into the cells.  The cells then produce the protein.  These cells have been engineered over years of research to produce large quantities of protein but they’re animal cells.  They’re actually Chinese hamster ovary cells and what they produce is not exactly what you or I produce in our respective bodies each of us has nuances of the proteins that make it ours like a fingerprint what they produce is a kind of consensus average that works in the vast majority of patients but often has problems with the immune system.  It takes about a billion dollars and six to eight years to set up one of these plants and they are often difficult to maintain as some of the larger manufacturers have found as most recently being [unclear] Genti.  In the end of the day you have to get it into the patient and the way they do that is through injection.

So, if we can go to the next slide … what happens in Slide 8 when you give a bolus injection.  If the vertical access is the amount of the drug or the protein that you are trying to get into the serum, concentration of the serum, and the green swab represents the target range what we call the therapeutic window where the upper limit is the safe maximum limit and the lower is literally the minimum that will do any good.  Because these proteins have a short half life, typically measured in minutes or hours -- for example, interferon alpha has a five hour half life.  So, in order to make sure that it doesn’t disappear too quickly, they give a deliberate overdose and the factor by which it exceeds the maximum is typically 10 or 100 or more.  So, this is not a minor overdose this is a major overdose.  If you have hepatitis C and you get interferon shots, you know it because interferon is what your body makes to try to protect you when you get the flu to attack the virus.  That’s what gives you the malaise, the aches, the fever and so forth.  So, you can imagine getting a ten-fold or a hundred-fold dose of the same thing.  You would have the worse flu of your life and then get it every week.  They give these shots every week in these patients.  So, if you have a way to give this to patients that doesn’t cause that but gives the benefit of the anti-viral protection, you got a winner.  That’s what we think we have.  In the field of anemia -- same thing.  Those peaks cause major side effects.  They can cause cardiovascular risks.  So, if you can steadily deliver this thing, you avoid those risks and the other thing that happens is once it’s gone down below that minimal level, you don’t have anything helping you until the next time you get injected.  So you have both an overshoot followed by an undershoot and that undershoot goes until you walk in the door and get your next injection and what happens if you miss an appointment -- you miss your treatment -- so you go longer without treatment and they very often give you a double dose to make up for it next time.  So, this makes for a very uneven way to use this very expensive and valuable protein to treat the patient but nonetheless about $100 billion of it was injected in different applications in the last year.  But, you can imagine if you had to way to stay in the range the whole time, you’ve got a better mousetrap.  That’s what we’ve think we got.

Let’s see how we do it.  Let’s go to the next slide.  See, here’s what we do.  In Step A we use a device called the derma-vac.  You can see a picture of it down below.  It’s a disposable proprietary positioning device.  It’s one of the sixty patents that we’ve got and what that does is give a very precise and easy to learn method for removing these little dermis excise tissue sections from the patient.  A little needle biopsy, very quickly.  It takes twenty-one minutes to take the biopump out or the micro-organ out.  Twenty minutes is for the anesthetic to take effect and one minute to take out the micro-organs.  It’s really quick.  They get placed into a sealed cassette that we are now developing.  Right now we’re doing this manually in a clean room.  Processed by an automated incubator basically that introduces the vector, the viral vector, at the right time and then as a result at point E you’ve got a protein producing biopump.  This is all down outside the body.  We measure at point F how much it’s making and then we wash it off and we know if it’s making, let’s say again, five hundred units of EPO a day.  The patient needs three, four, five, whatever they need.  And the ones that you don’t use, you can freeze.  We show that we can freeze these.  So you can thaw and use them to top off later on.  It’s a straight forward ten day process, the whole thing and very low in cost.  I’m not at liberty to disclose details but suffice it to say low in cost.

Okay, go to the next slide, Slide ten.  What happens if you don’t implant these in the patient?  You just leave them in their little Petrie dishes over time?  You can see here, on the vertical axis what this is is how much erythropoietin per biopump per day is being produced and you’ve got two different patients here in a row to show you the reproducibility.  It’s lasting six months very solidly.  If you do the same thing but change genes, if you go to the next slide, that’s interferon alpha.  That’s for a totally different disease.  That’s for hepatitis C, but it used exactly the same technique, the same tools, the same everything except we changed the gene.  So this is a platform and it does work and by the way, the amount of interferon being made in that chart by each biopump is about the level that you need to give to a patient to treat it.  So this potentially could mean giving one or two of these to a patient with hepatitis C instead of a series of extremely painful and very unpleasant injections and at lower cost as well.

Next slide.  If you put these in patients as we have done with anemia, what do you get?  Well, patient number two which is shown in slide number twelve, if you look to the left side of the graph, that’s the history of the patient before they walked into the door and joined the study.  The vertical axis here is not erythropoietin.  What the vertical axis is here is the hemoglobin.  That’s what you’re trying to actually moderate and to control by virtue of the injections of the erythropoietin and the goal is to keep it within the range of ten to twelve.  That’s the FDA recommended levels to keep in these patients.  These are patients with chronic kidney failure -- pre-dialysis patients.  And as you can see, on the left side here, they were doing a fair but not great job of keeping the hemoglobin in range via injections.  Every one of those little black arrows at the bottom is another injection of EPO and you can see that they…he was down to the low round, they then upped the dose, they overdosed him.  They stopped it completely, he was dropping, they re-dosed.  They overdosed again and at that point he joined the trial.  Bottom line -- the patient has not received since day zero and that was October 7, 2008.  He has not received a single injection of erythropoietin and look at his hemoglobin level.  It is in the range and is actually stabilized and he has been there for more than 28 months and counting.  That saves something in the neighborhood of about $50,000 in EPO injections in this one patient.  He is a happy camper.

If you go to the next slide, Slide 13, there sort of gives a bird’s eye view of the advantages that we and our advisors believe this represents.  Obviously, better efficacy because it is within the therapeutic window all the time.  Safety, it is your own protein and you don’t have those overshoots.  Patient compliance is a no brainer.  A patient doesn’t have to come in for injections.  He likes that.  And, cost, again, we think we can do this more cost effectively than anything that is out there right now.  In terms of safety, this is a reversible treatment that is just a millimeter under the skin.  You can ablate them at any time.  So that is very important from the regulatory approval standpoint and we believe all this will make this accessible to even larger populations that are already doing this now.  This really personalized medicine.  It is a cliché these days, but this really is your own medicine made by you so it’s probably the best example you can think of -- of personalized medicine.  As a result of all this, we believe that this could be a true paradigm shift in the way chronic diseases are managed -- a really better way to do medicine for these patients.

If you go to Slide 14 -- We think there is a clear value proposition for each of the applications that we are going after here.  In the market we have identified the three lead ones we have mentioned -- the anemia application where you can see $9.6 billion in sales in 2009.  The key players there are Amgen, J&J and Roche.  That market is dominated by Amgen that has the patent until 2014.  We don’t infringe that patent.  In hepatitis C, that was a $2.6 billion market.  You can see the players there.  We are planning to be in patients in hepatitis C within the next 12 months, hopefully, by the end of this year and that is a very exciting trial for reasons that I mentioned.  In hemophilia, Factor VIII this is the first partnering deal that we’ve done.  This is a feasibility and standstill agreement that we’ve done with Baxter to demonstrate that we can make =Factor VIII biopumps in the lab and get them into the blood of mice and we are succeeding in that and it is moving right along.

If we go to the next slide -- Slide 15 -- this is just the beginning of a long story -- of a platform of applications sort of really a bit recapitulating the history of recombinant proteins.  This is a platform that you can use for a lot of things.  I won’t take too much of your time, but you can see that there are multiple multi-billion dollar opportunities on this list.  There is something that is not on this list that I will mention also, which are rare diseases -- niche applications -- which have the added advantage that not only are they reimbursed at a very high rate, typically hundreds of thousands of dollars per patient per year, but they could represent a very rapid route to product approval and getting this into sales.

If we go to the next slide -- Slide 16 -- our value proposition we think in this space is significant.  We think this -- in our word -- is a game changer.  We think that patients, physicians, payors and pharma -- all of them will win with this.  The patients for the reasons that you can see.  This is just a much better treatment for patients in almost every way and it is more affordable and for physicians, it is not only better treatment for their patients, it is also providing them with the billable procedures they can do and increasing patient flow because they can handle more patients when they are not so busy giving injections.  And payors because this is going to reduce their costs and not only the upfront costs as they treat the patient but we believe that in the long term this is better care for these patients that will reflect in lower costs going forward.  And all of this, we believe and I think is now being validated, is attractive to pharma partners that would like to get a better value proposition in their respective spaces or to get into those spaces without having to set up and maintain a billion dollar protein manufacturing plant and with a better proposition than injectable proteins to boot.

If we go to Slide 17 -- so our business strategy is to use our platform to make multiple deals.  We will show you some comps of deals that have been done the last couple of years that we think are sort of indicative of the kinds of things we can do but I think it is pretty obvious that with multi billion dollar opportunities that companies are going to want to make sure that it doesn’t go to their competitor so there is an opportunity for early stage deals.  Our typical preference is to do them in phase 1 - 2 or possible at the end of phase 2 when we show an efficacy already in patients and have a high value for the deal but, as Baxter has shown, there can be even cases where they are coming before we even started working on it in the lab and started to do a deal.  So, there are many many opportunities to do it, including niche applications that I’ve mentioned.  We view all this as an important early revenue source for the company even before the products are approved and actually getting sold that can bring very significant money into the company before that.

If we go to Slide 18 and here is an example of such deal.  In 2009 in the depths of the financial crisis even then Bristol Myers Squibb signed a deal with a company called ZymerGenetics which had a somewhat improved better version of interferon alpha that basically extended the half life as we understand it from 5 to 12 hours and that deal netted them $85 million on signing and collective milestones before approval of more than $535 million and all of that was done at a, when they were at Phase 1 B so arguably we are passed that ourselves.  We see that as a kind of interesting example.

If we go to Slide 19 -- there are a number of other deals.  You can argue with any one of these but I think the overall message is that deals are getting signed in early stage in early stage in hundreds of millions of dollars and we would hope and believe that we have attractive and what we think are even better opportunities that we are offering to companies like Baxter that we are talking to for these different indications.  On the company side, we think that Prolor Biotech is an interesting one to look at in terms of comparable.  They like us have their operations in Israel.  They are in the protein field and they have a platform technology which extends the half life of proteins by about 3 to 5 fold which is an impressive and important achievement and something that is attractive, but as I understand it, they are just now entering into a Phase 2 study and haven’t really treated patients yet and yet you can see their market cap and we would like to believe that we would be able to do something similar once we are listed over here on the Amex.

If we go to the next slide, Slide 20 -- our first deal with a company was indeed Baxter coming to us and asking us if we could make Factor VIII.  Factor VIII is well known to be probably the hardest protein to make.  It is one of the largest and complex.  Molecules that are produced -- it takes another protein called the von Willebrand factor to blend with it to be able to get it into the circulation so it is a complex deal.  So, basically we signed a deal with them where they paid $4 million for us to be able to prove that we could make biopumps making Factor VIII and we are well along on that and we expect to hit those milestones in the coming months and we think that there is a likelihood of a deal.  Meanwhile we have licensed in from the University of Michigan some of the most promising variants of Factor VIII that we think are going to get us over two of those milestones.

If we go to the next slide -- Slide 21 -- our lead products are anemia, hepatitis and hemophilia as I mentioned.  EPODURE replaces current treatments anywhere from costing anywhere from $15,000 to $30,000 a year and we have a superior treatment of that we think and addressing all of the current concerns on the market including the bundling of reimbursement that is happening now from FDA.  In hepatitis, it is replacing $35,000 a year and you can see that in Factor VIII hemophilia it is replacing hundreds of thousands and it is the same basic cost to us for each of these indications so the margins are going to be correspondingly very large and we can afford to come in under the current price.

If we go to the next Slide 22 -- I won’t spend a lot of time with you on this.  This is just an example of what is called hemoglobin cycling in our patients that before they joined the study.  That’s what has been shown to increase the risk of morbidity and mortality in these patients by 40% so the avoidance of that, stabilizing of the hemoglobin, is a key objective of this and that is exactly what you see going to the right from day zero.  Look how stable the hemoglobin is.

If you go to the next slide, look at the stability of the hemoglobin -- seven months of stabilizing the hemoglobin right in the middle of the range from a single treatment.

If you go to the next slide, this is some of the higher dose data of patients getting up in the upper range and stabilizing in the upper part of the 11 to 12 range.

If you go to Slide 25, the study as I mentioned was presented at the ASN in November by Dr. Besserab.  This is his concluding slide and I think some of the things is that it summarizes that it is safe and dosable.  Clinical feasibilities have been demonstrated up to 28 months for a single treatment and the potential to become a true paradigm shift.  That’s from the world’s leading authority.

If you go to Slide Number 26, all this as mentioned is protected by 60 some odd patents, 10 of which issued and we have demonstrated more than 5,000 of these biopumps.  They are very, very reliable and we have a direct line to scale this up.

If we go to the next Slide Number 27, just a kind of bird’s view of the scale up process that we are developing with sealed cassettes and automated processing station.  We have already demonstrated the ability to ship these.  They are very stable which makes it practical for local patient harvesting and treating and regional processing model which is what we are developing.  As mentioned we can freeze the ones that we don’t use.

If we go to Slide 28, we believe we have a direct route to revenues and products.  I think most of these points have already been covered.  The most important thing I would like to emphasize is that this is not a new drug.  This is a delivery play.  This is a superior way to deliver the protein and arguably a safer version of the protein.  It is very important for simplification of the regulatory approval process and clinical acceptance.  I think all the other points we have pretty much covered already.  The straight route to clinical pathway and scale up and we are demonstrating partnering interest already.  We are in discussions now.

If you go to Slide 29, what we are going to be doing with this $15 million raise from which there will be approximately $12-1/2 net is to fund some very exciting activities during the next 12 months.  We are anticipating some significant news flow.  We will be completing our current trial in anemia and publishing that and we believe we will be obtaining an IND for a Phase 2 B study to be conducted here in the United States.  We expect to receive that IND within this 12 month period and are very excited about it.  In the application of hepatitis C; likewise, we are expecting to have first in man study.  We expect to have first data before these 12 months are out and we expect to obtain likewise an IND in the United States for parallel studies to be going on here so there is a potential for two INDs during this period.  On the hemophilia front, we expect to reach the levels that we need and we think that will lead to partnering and clinical trials in the following period after that.  On the partnering front we are discussing the number of companies we think there are a good chance of some additional deals in this period and, of course, we will be developing our core technology, the illustrations that we showed you there of the closed cassette, and we will be initiating our activities on a niche application and we expect to identify the first rare disease and to demonstrate it in the lab.

If you go to Slide 30, this is the highlights -- just a recap.  We really have what we believe to be a truly disruptive platform technology.  It is a better mousetrap in a huge market protected by strong IP.  I think we have a very clear value proposition in our indications and as a company, we’ve got three products already in development.  One, in patient; one coming in patients this year and advanced stages in the lab addressing already $16 billion in sales and we have quite an experienced team leading all of this.  So our offering that we are making is to raise $15 million with an overallotment -- and at this point I will turn this over to Chris.

MR. BROTHERS

Thank you, Andy.  We have Vladimir Ivanoff on the call from Maxim Group Investment Banking Department.  Vladimir could walk everyone through the terms and then we will turn it over to Cliff the operator for a brief Q and A as the company has a meeting later today with an institution I believe at 5:15, but there will be a brief time period allotted for questions and answers. Vlad …

VLADIMIR IVANOFF

Hi.  We are raising $15 million.  There will be a 15% over allotment option.  The initial price range will be between $5 and $7 a share.  There will be 25% warrant coverage on the deal.  The use of proceeds will be used for clinical trials for EPODURE and INFRADURE; product development and business development, and general corporate purposes.  The new issue will trade on the Amex under a ticker symbol MDGN and the warrants will trade under MDGN.W.  Roth Capital Partners are serving as the book runner and Maxim Group is a co-manager for the transaction.  With that I will lead to questions.

OPERATOR

Thank you.  We will now begin the question and answer session.  If you have a question, please press * then 1 on your touchtone phone.  If you wish to be removed from the queue please press the # sign or the hash key.  There will be a delay before the first question is announced.  If you are using a speakerphone you will need to pick up the handset first before pressing the numbers.  Once again, if you have a question press * then 1 on your touchtone phone.

We have a question from [Questioner 1].  You may go ahead.

QUESTIONER 1

Yeah, very interesting presentation.  I think it is a little fast for me but certainly I was able to follow most of it.  Again, I am [Questioner 1] I am president of Versante.  We specialize in biometrics and clinical trials and the question I had really has to do with the following subjects.  The longest had been treated for 28 months.  I guess the question is why did it take so long to treat the 14 patients?

DR. PEARLMAN

That refers to the rate of recruitment of these patients.  For a number of reasons that I don’t think we have time to go into, there were special challenges doing that in Israel which is where the study is conducted and it has taken a long time to find these patients.  There have been a lot of near, almost, but not quite, they have all falled on one inclusion criteria. It has just taken a long time to record these patients.  We are going to be including another 3 and finish this, and then we are going to be going to dialysis patients where we believe it will be a lot easier to recruit.

QUESTIONER 1

Ok.  So you anticipate there won’t be the same problems with clinical trials in the U.S.  You will be able to recruit.

DR. PEARLMAN

Maybe Dr. Bauer would like to speak to this.

DR. EUGENE BAUER

No, I think that’s exactly right as you well know in the dialysis patients.  They are tracked very closely because they are fundamentally tied to the dialysis centers and we anticipate that we ought to be able to recruit in the next Phase 2 B trial with alacrity.

QUESTIONER 1

The other question I had was the 12 subjects who responded.  Had they received an injection -- I guess I presume they have received injections prior to getting your product.  Am I correct?

DR. PEARLMAN

Eight of them had received and four had not.

QUESTIONER 1

Ok.  Is there an infection risk with these bio pumps or are there any other problems that you might envision?

DR. BAUER

No infection risk.  I mean I am a dermatologist by trading.  This literally is equivalent to doing a skin punch biopsy which is under normal circumstances done perpendicularly to the skin and in this case done parallel to the skin under aseptic conditions under local anesthesia.  Fundamentally we have had no examples at all of any infectious risk -- minimal post traumatic bruising is about all we have seen.

QUESTIONER 1

So these are not like your regular implants which are actually [DUICs] that may lead to infections.

DR. BAUER

No.

QUESTIONER 1

Ok.  The biopump is a little confusing.

DR. BAUER

It is a fair point that you are making.  In fact, these are not pumps.  These are autologous implants which really are not encapsulated in anything.  It’s just your normal tissue going back exactly to where it came from.

QUESTIONER 1

The other question I had was with respect to blood levels.  I think you did mention the problem of could measure overdose and hepatitis C which I am very familiar with and have done a fair amount of work there.  And I also work for [unclear] quite a bit.  The question I had really is the [unclear] profile it is not clear whether it is related to the blood levels or it related to just the biological effect?  How can you speak to that?

DR. BAUER

Yes, it is actually related to blood levels.  There was a trial done some years ago in which instead of the typical overshoot by hundreds, hundred fold, or more of interferon alpha of where the patients get the severe flu like syndrome, depression, leucopenia, the whole nine yards.  In the patients done in a very small trial some years ago where the interferon was delivered by implanted needle and pump device so that they stayed within the therapeutic range, the side effect profile was very much diminished so it’s the excursions beyond the desired range that are responsible for the flu like syndrome.

DR. PEARLMAN

So the HCV elevation was comparable with injections without the side effects.  You get the efficacy without the side effect.

Ok, guys?

OPERATOR

The next question comes from [Questioner 2].  You may go ahead.

QUESTIONER 2

Yeah, thank you.  Interesting concept.  What are some of the risks that you see out there?  I mean are there competitive risks?  Are there -- you talked about infection -- are there other avenues here of addressing these anemia and what not, that are similar tracks with you?

DR. PEARLMAN

The longest lasting thing that is out there is a drug called Hematide being developed by Affymax.  I think that’s just about to be approved for a once a month treatment in some patients.  There is nothing remotely approaching 3 months, 6 months, 12 months and God forbid 24 months.  We are the only thing that is doing anything like this.  Gene therapy has been trying to do this but it is not safe and it hasn’t been approved so this is truly unique.  It is an unusual thing to have something that is so unique because it is really quite by itself.

QUESTIONER 2

And you said - you’ve worked this with 12 patients now?

DR. PEARLMAN

Fourteen so far and counting.

QUESTIONER 2

And there were 2 where it did not work at all?

DR. PEARLMAN

No.  No.  It worked in all 14.  The job of this .., Thank you for asking.  The job of the biopump is to deliver the protein.  What the protein does in the patient … this is the same protein they get injected with.  If that protein doesn’t work when you inject it, it’s not going to work when you drip it either.  So, those two patients when they injected it they didn’t respond to that either.  So that is exactly what you would expect.  In all of the other patients they responded.

DR. BAUER

And this phenomenon by the way is well known in chronic kidney disease and in state renal disease patients.  Not all of them respond to exogenous erythropoietin.

DR. PEARLMAN

Does that answer your question?

QUESTIONER 2

What percent are we talking about?  I mean, is it really going to be 2/14ths?  It’s not going to work in how many cases you suspect?

DR. BAUER

I cannot tell you exactly.  I am guessing it is rather less than the 1/7th that this would imply.

DR. PEARLMAN

In any case we are talking about is all the biopump does is deliver the protein.  So if the protein is effective this will be equally or probably even more effective but it’s just a delivery mechanism for the same protein.

QUESTIONER 2

Could you just describe very briefly again -- are you inserting a needle under the skin or how are you extracting this?

DR. BAUER

Ok.  What is done is the skin -- imagine that you are pinching an inch of your piece of tissue from the side of your abdomen.  After local anesthetic instead of doing a biopsy perpendicularly to the skin, it is being done parallel to the skin with a hollow biopsy needle that goes in parallel to the skin and then removes a piece of tissue that is about an inch long and about two millimeters in diameter.  That is done 10 times is what constitutes the fundamental implant that is taken out, engineered, measured for how much it is producing and put back in.

QUESTIONER 2

And is the expectation that this would be done once?  I mean you don’t know yet, but …

DR. BAUER

To date of all the 14 patients most of them have received 2, 3 or 4 implants.  The others have been cryo preserved.  In one patient whose genetic engineering was at a lower level, 8 were inserted.  But we anticipate that of those 8, we will get 6 to 12 to 24 months of therapy.

QUESTIONER 2

So, bear with me if you don’t mind.  So, you remove 8 of these segments and you are going to be able to store them and use them as needed?

DR. PEARLMAN

Yes, that’s correct.  The whole procedure is something south of going to the dentist.  We are not talking about major surgery here.  This is a quick procedure that is done at a local clinic.  It takes literally and hour or two to train.  It is really simple.  This is not anything major.

QUESTIONER 2

So there is no plastic surgery or any kind of scarring that is going to occur?

DR. PEARLMAN

So you saw the photo of the patient two months after and he’s gone down to that.

QUESTIONER 2

And so you think that when you do this one time that you will have enough really to last potentially 10 years or more?

DR. PEARLMAN

It is hard to say.  It depends on patient to patient and it is just fine because maximum we go in and take some more.

QUESTIONER 2

Alright, thank you.

OPERATOR

Our next question comes from [Questioner 3].  You may go ahead.

QUESTIONER 3

Thank you for the presentation.  I got a couple of questions.  One is what is the value of the company pre-offering and how much of the company is being sold?

JOEL KANTER

Pre money is roughly $45 to $50 million and if the offering is $15 million then … quarter of post money.

QUESTIONER 3

And why is it that you have gone this route in terms of public offering as opposed to doing it with private money?

MR. KANTER

That’s a somewhat long and complicated question which I would be happy to talk to you about some other time.  The short answer is that private money generally comes with significant controls.  Most private investors are not willing to come into a public company.  We are already public on AIM so we require fundamentally buying everybody else out which we have no particular interest in seeing done.  It is a much more complicated process but we kind of set ourselves on a path for when we did the AIM offering three years ago.

QUESTIONER 3

And why is it -- it looks as though you are trying to create in a sense a product company but I would think that you would actually be able to engage in these partnerships or sales for these disease applications pretty early on and you wouldn’t have to go through all of this?

MR. KANTER

Well, I’m not sure what the all risk is but you actually just hit it dead on.  We expect the company to predominantly be a partnership company.  We don’t expect to make much of this ourselves at all and I think if you were -- I have no idea how old you are so I don’t know if this will be an example that will work for you  -- but if you think of it in context you know when I was growing up every stereo system in the world had Dolby sound stamped on the front of it.  The Dolbys who are a wonderful family set up on a little farm in Massachusetts someplace and engineered a system and sold it to everybody on earth and never made a thing and sat back and collected royalty checks.  We would be assuming we will be kind of doing the same thing.

QUESTIONER 3

And so my question is why do you have to go so far in order to sell it?

MR. KANTER

And that to some extent was the point of the slide that had 4 or 5 other comps which unfortunately are probably not on the screen any longer but the further you take it the more value it has so you would see on that slide for example a difference between some deals in the low hundreds of millions of dollars for Phase I products and one of the companies that well over a billion dollars for a Phase 3 product.  The difference between getting though those two stages may have been $20 million to the company so if we had the cash in the bank and we weren’t diluting anybody to do it and you had the choice of taking it further on your own and in the process of creating additional hundreds of millions of dollars of value, what would you want us to do?

QUESTIONER 3

Yeah, so it seems to me if you actually got one of these sales going for just one of these products that you would have so much cash that would be generated from that you would just be self-financing after that.

MR. KANTER

That is exactly what we hope will occur.

QUESTIONER 3

Ok.  And I guess that’s all my questions at the moment.  Thank you.

MR. BROTHERS

Hi everybody.  This is Chris.  We are running a bit short on time so we are going to take one more question and then conclude the call.  If anybody else has any other questions, please forward them on to either myself or Alex Forsher and we will certainly get them to the company and answer them as expeditiously as possible.

OPERATOR

The next question comes from [Questioner 4].  You may go ahead.

QUESTIONER 4

Hi.  First, can we print the slides?  And this is not a question.  It is a kind of quarter of a question.

MR. KANTER

No, unfortunately the SEC regulations preclude that.

QUESTIONER 4

Can you do it after become public?

MR. KANTER

Conceivably.

QUESTIONER 4

Hm. Ok. And two, is AIM has the stock trading or no?

MR. KANTER

It trades.  It doesn’t trade with deep liquidity which is part of our reason for wanting to come over to AMEX and fundamentally while European investors do not have much of a problem buying AMEX or NASDAQ stocks; the inverse is not true.  We have had a very hard time marketing to U.S. institutions and citizens while we are over there so we view this as a big important step in our blossoming process.

DR. PEARLMAN

It is a major liquidity change.

QUESTIONER 4

And the other question is:  With every single vertical which you created for different uses of the product the number of samples for the approval -- are they all the same, 80 or different variation have different number of sampling?

DR. PEARLMAN

It completely depends on which indication you are talking about.  If you are talking about anesthesia application like Fabry’s Disease there may be 20 patients for the entire approval.

QUESTIONER 4

Ok, so it depends on the different vertical you are using it for?

DR. PEARLMAN

Absolutely.

Listen.  I apologize.  We actually have to run to another meeting so we thank everyone and be happy to take your questions offline.

QUESTIONER 4

Alright.  Thank you.

MR. BROTHERS

Everybody, thank you again.  This is Chris Brothers.  Thank you for taking the time out of your busy schedule.  Thank you guys.  Wonderful presentation, Andy, and again if you have any questions please contact either myself or Alex Forshner.  On behalf of both of us, we would like to thank you for attending today.

ANNEX B

INTERNAL USE ONLY

Medgenics
healing from within

# Medgenics Investor Presentation

**IPO Roadshow**

**February-March 2011**

Andrew L. Pearlman, Ph.D. President & CEO

INTERNAL USE ONLY

Medgenics healing from within

# Safe Harbor / Confidentiality Statement:

This presentation includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to anticipated operating and financial performance, clinical results, potential partnerships, licensing opportunities, and other statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "believes," "assumes," "seeks," "estimates," "should," and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the preliminary prospectus. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

This presentation contains information that is Confidential and Proprietary. By receiving this presentation, you acknowledge and agree to maintain that Confidentiality. Audience further agrees not to directly or indirectly, disclose or permit its affiliates or representatives to disclose any of such information to any other person, without the prior written consent of the Company.

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# Summary:

INTERNAL USE ONLY

- Med tech company focused on developing sustained, autologous protein therapies for chronic diseases.
- Sustained protein production & delivery from patient's own skin.
- Designed to be better, safer and cheaper, replacing scores of injections.
- Pipeline target markets already worth $95B/yr ($132B by 2013).
- 3 Lead products address markets >$16B/yr in Anemia, Hepatitis C, Hemophilia.
- A single treatment in patients shown to last 6-28 mo. Produced >5,000 Biopumps in lab, delivering EPO, IFNa, FVIII.
- Protected by 10 issued, 50+ pending patents.
- Value proposition: multiple strategic deals in existing major markets offering clear advantages using same core technology.
- Made first validating pharma deal – Baxter for Hemophilia - Factor VIII Biopump advancing on milestones.
- Delaware Corp, LSE/AIM listed; Experienced management; founded 2000, based in Israel

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Medgenics
healing from within

INTERNAL USE ONLY

# Our Biopump method:

1. **Harvest** the tissue by needle biopsy from under patient's skin.

2. **Process** tissue into a drug producing Biopump in 10-14 days by controlled transfer of desired gene.

3. **Measure** each Biopump's continuous protein production level.

4. **Implant** required number of Biopumps under patient's skin.

5. **Reversible** by simple ablation.

*Biopump and a toothpick*

10 Harvests
4 Implants

Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics healing from within

INTERNAL USE ONLY

# Biopump: Unique Platform, Disruptive Potential:

**Platform for sustained production and delivery of therapeutic proteins using the patient's own tissue.**

**Current focus anemia, hepatitis C, hemophilia:**

- Biopumps routinely produce continuous EPO, IFN-a, FVIII.
- Extensive pipeline of other proteins and applications.
- More than 5,000 Biopumps produced in the lab.

**Concept proven with EPODURE EPO Biopumps in anemia patients with unprecedented results from single administration:**

- Biopumps delivered therapeutic protein in all 14 patients tested to date.
- Effective in 12 of 14, >6 mo in majority, >28 mo in one patient.
- Presented at ASN Nov 2010 by leading authority.

**Potentially much more cost effective treatment.**

**Designed to be implemented using standard facilities and procedures.**

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics
healing from within

**INTERNAL USE ONLY**

# Experienced Management Team:

Extensive experience in healthcare industry, founded, operated and led firms to M&A totaling billions of dollars.

| Board of Directors: | SAB/Advisors: | Management: |
|---|---|---|
| **Andrew L. Pearlman PhD**<br>**Pres/CEO** >25yrs Biomed<br><br>**Eugene Bauer MD, Exec Chm.**<br>Former Dean, Stanford Med Sch, Connetics, Peplin<br><br>**Joel E. Kanter, founding investor**<br>I-Flow, Prospect Medical, Prolor<br><br>**Gary Brukardt,** former CEO Renal Care Group (sold for $3.5b)<br><br>**Stephen McMurray MD** RPA, Fresenius, DaVita<br><br>**Alastair Clemow PhD**<br>J & J, Geliflex, Prolor | ***Clinical & Regulatory:***<br>**Allen Nissenson MD** – past Pres. RPA, CMO DaVita Corp<br>**Anatole Besarab MD** – World authority renal anaemia, Dir. RPA<br>**Bruce Bacon MD** – Leading Hep C authority- past Pres.ASLD<br>**Andra E. Miller PhD** – Former FDA cell/gene-therapy group leader<br>**Stephen Ettinger DVD** – World renowned veterinary expert<br>**Dean Hautamaki MD** – Chairman Dept of Medicine , SMH<br>***Strategy:***<br>**Mr. Burt Rosen** – Senior Pharma Exec, Congressional liaison<br>**Mr. Isaac Blech** – Biotech investor - Celgene , ICOS, Nova<br>***Technology:***<br>**Mark A. Kay MD –** Stanford, ASGT<br>**Amos Panet PhD** – Virology,Hebrew Univ - Hadassah Medical Center | **Andrew L. Pearlman PhD**<br>Founder President & CEO<br>**Stephen Bellomo MSc**<br>Chief Operating Officer<br>**Baruch Stern PhD** □<br>Chief Scientific Officer<br>**Ehud Shoshani MD**<br>DVP Clinical Affairs<br>**Quintiles Israel**<br>**Phyllis Bellin MBA**<br>Director Finance & Admin<br>**Citibank**<br>**Nir Shapir PhD** □<br>VP R &P Development<br>**Beckman-Coulter** |

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Medgenics healing from within

INTERNAL USE ONLY

# Limitations of Current Therapeutic Protein Paradigm:

A Gene for Selected Protein
B Protein Production in Mass Cell Culture
C Shipment
D Storage
E Delivery

- Limitations:
- Complex & Very Expensive
- Frequent, Painful Injections
- All have Safety Concerns

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics healing from within

# Repeat Bolus Injections vs. Biopump:

Protein concentration in serum
Injection overshoot – Adverse side effects
EPO: Cardiovascular Risk
IFNa: Severe flu symptoms
Therapeutic window
Biopump
Sustained
Clinical Dose
# of Days
Injection undershoot
(No Effect)
Missed Injection
Injected dose in range

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics healing from within

INTERNAL USE ONLY

# How the Biopump Therapeutic System Works:

a
b
c
d
e
f
g
h
i

**a** – Harvest dermis tissue ("micro-organs") from patient.

**b** – Transfer to processing station.

**c** – Adenoviral gutless vector carrying gene for desired protein.

**d** – Process each micro-organ into Biopump.

**e** – Biopump producing protein.

**f** – Measure daily protein production per Biopump for dosin.g

**g** – Wash several days to remove vector.

**h** – Re-implant Biopumps subcutaneously per dosin.g

**i** – Sustained local delivery of protein for life of cells in Biopump (> 6 months).

**DermaVac**

**Biopump and a toothpick**

**BioCryo**

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics
healing from within

INTERNAL USE ONLY

# Biopump Platform: EPODURE *in vitro:* for anemia
# Sustained EPO high level production for 6+ mo

EPODURE long term in vitro EPO secretion
Skin 1
Skin 2
IU/ Biopump / day
10000
1000
100
10
1
6
9
16
25
36
46
66
80
101
122
143
164
185
Time (Days)

$T_i$

Time to Implant in Patient

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics healing from within

INTERNAL USE ONLY

# Biopump Platform: INFRADURE *in vitro:* for Hepatitis C Sustained IFNa high level production for 6+ mo.

INFRADURE Long term in-vitro production
10000
1000
100
10
1
IFN ng/Biopump/day
6
9
16
27
37
48
62
76
97
118
139
160
181
202
223
244
Days from harvesting
$T_i$
Time to Implant in Patient

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Medgenics healing from within

INTERNAL USE ONLY

# EPODURE Replaces Injections, Elevates Hemoglobin Level >28 Months of Continuous Anemia Relief:

Patient 2: Hb Levels [gm/dl]
14
13
12
11
10
9
-600
-500
-400
-300
-200
-100
0
100
200
300
400
500
600
700
800
Days Following Administration

EPO Injections

EPODURE

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

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# Biopump's Key Potential Healthcare Advantages:

### Increased efficacy:

- Sustained dose within therapeutic window.

### Improved safety:

- Patient's own protein – not produced in rodent cells.
- Fewer side effects resulting from overdose.

### Improved patient compliance:

- Replaces frequent injections.
- Reliable treatment – not dependent on patient.

### Reduced costs:

- Does not require an expensive protein manufacturing facility.

### Reversible treatment:

- Simple process (ablation).

### Extend treatment to under-treated populations:

- Existing treatment impractical, or too costly.

The Biopump therapeutic system could change the paradigm for the treatment of chronic diseases.

## Truly Personalized Medicine

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics
healing from within

INTERNAL USE ONLY

# Market Opportunity:

**Clear value proposition.**
**Worldwide market for protein therapy projected 2013 to exceed $132 billion:**

**3 areas of initial focus:**
**Addressing the needs of millions of patients**
**With protein sales over $16 billion in 2009:**

| Anemia | Hepatitis C | Hemophilia |
| --- | --- | --- |
| Injected EPO | Injected IFN-a | Injected Factor VIII |
| $9.6B (2009) | $2.6B (2009) | $4.0B (2009) |
| AMGEN, J & J, Roche | Merck, Roche, GSK | Baxter, Bayer, Wyeth |

Source: RNCOS – Global Protein Therapeutics Market analysis 6/2010

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics
healing from within

**INTERNAL USE ONLY**

# Pipeline for Biopump platform:

| Condition | Protein | Development stage | 2009 Sales ($b)* |
|---|---|---|---|
| Anemia | Erythropoetin | Phase I/II | 9.6 |
| Hepatitis C | Interferon Alpha | Preclinical | 2.6 |
| Hemophilia | Factor VIII | Preclinical Co-Devel. | 4.0 |
| Growth Retardation | Growth hormone | Future Candidate | 2.9 |
| Multiple Sclerosis | Interferon Beta | Future Candidate | 5.2 |
| Diabetes | Insulin | Future Candidate | 13.3 |
| Arthritis | IL-1Ra | Future Candidate | 18.1 |
| Wound Healing | PDGF-BB | Future Candidate | NA |
| Obesity | Peptide YY3-36 | Future Candidate | NA |
| Chronic Pain | IL-10 | Future Candidate | NA |
| Cancer Recovery | G-CSF | Future Candidate | 5.2 |

(1) R&D Pipeline News, La Merie Business Intelligence, March 10, 2010

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Summary | Opportunity | Biopump | Strategy | Team | Products | Implementation | Clinical | Other

Medgenics healing from within

# Value proposition:

INTERNAL USE ONLY

## Game Changer - Potential major win for:

### Patients

- Replaces frequent Injections
- Improves quality of life
- Prevents side effects
- More reliable treatment
- Safer, better outcomes
- Much more affordable

### Physicians

- Billable procedure
- Improved patient flow
- Increased patient compliance & treatment reliability

### Payors

- Reduces costs
- Fewer claims
- Preventive

### Pharma Partner

- Blockbuster opportunities
- No $B Protein Manufacturing Plant
- Superior value proposition to capture market share

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Medgenics healing from within

INTERNAL USE ONLY

# Business Strategy: One Platform → Multiple Alliances:

## Business Model – Revenues before product approval.

**Platform**: Same low cost core tech - multiple deal opportunities.

**Major Opportunities**: Each >$1B/year, no protein factory needed.

**Other Opportunities**:

- Niche applications – rapid route to product approval; high value-added.
- New proteins/markets.

**Timing**: Typical deals at Phase I/II or Phase II.

**Early Revenue Source:**

- Pre-approval Milestone Payments, typically $100M+.
- Royalties on product sales, or transfer price.

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**INTERNAL USE ONLY**

## *Recent Protein Therapy Licensing Deal:

# Bristol Meyers Squibb & ZymoGenetics, $535m deal, at Phase Ib

**Jan 2009**

- **BMS gets global rights to ZymoGenetics' hepatitis C program led by IL29 (interferon lambda) in Phase Ib.**
- **Potential pre-sales deal value: $535 M.**
- **$85M on signing.**

ZymoGenetics
+
Bristol-Myers Squibb Company

*Shown for illustrative purposes only. There can be no assurance that Medgenics will achieve a similar partnering deal.

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# Valuation metrics – Recent Comparables:

| Licensing Deals | | Companies |
|---|---|---|
| genzyme + Osiris<br>Ph III Deal = $1.2B<br>Nov 2008 | MERCK + Lpath<br>Ph I Deal = $422M<br>May 2010 | PROLOR BIOTECH<br>Protein. Longevity. Redefined<br>AMEX: PBTH<br>Cap $317M entering Ph II<br>Feb 2011 |
| Bayer HealthCare Diabetes Care + ImmunoGen, Inc.<br>Ph II Deal = $170M<br>Oct 2008 | PDL BioPharma + Bristol-Myers Squibb Company<br>Ph I Deal = $680M<br>Aug 2008 | PROTALIX Biotherapeutics<br>AMEX: PLX<br>Cap $767M<br>1 orphan drug entering Ph III<br>Feb 2011 |

*For comparison purposes only. Not a form of expressed or implied outcome*

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INTERNAL USE ONLY

## Our First Commercial Validation Deal - Baxter/Hemophilia:

- **Baxter:** Market leader in Hemophilia signed a feasibility and option agreement with Medgenics in Oct 2009.
- **Feasibility Deal:** Development of a Biopump producing clotting protein Factor VIII for the sustained treatment of Hemophilia.
- **Vote of Confidence:** Medgenics had not worked with Factor VIII – known as large difficult protein.
- **Provided $3.9M:** in R & D & Standstill.
- **FVIII Biopumps:** Biopumps are producing active Factor VIII, delivering in mice.
- **FVIII License:** licensed in patents for additional variants of FVIII with potential advantages, from Univ of Michigan, Feb 2011.
- **Progressing towards** levels required for clinical trials.

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# Medgenics healing from within — Lead Products **INTERNAL USE ONLY**

- **EPODURE** **(anemia) Sustained EPO therapy ($9.6B/yr) could** ***replace $15-30,000/yr/patient*** **in injections, offering:**
  - Superior treatment at lower cost: > 6-12 months sustained EPO therapy, avoid peak overdose risks, improve compliance and reliability.
  - Improved hemoglobin control, directly address current key issues in anemia:
    - FDA hemoglobin safety, CMS Reimbursement Bundling.
- **INFRADURE** **(hepatitis C) Sustained IFN-a therapy ($2.6B/yr) could** ***replace $35,000/yr/patient*** **in injections, offering:**
  - Effective treatment with greatly reduced side effects – safer, patient friendly, lower cost and unmatched treatment interval: 6+ month.
  - Cost effective alternative for interferon therapy, direct antiviral agents.
- **HEMODURE** **(hemophilia) Sustained FVIII therapy for ($4B/yr) could** ***replace >$100-250,000/yr/patient*** **injections, potentially offering:**
  - PROPHYLACTIC TREATMENT – rather than “rescue” injections.
  - > 6-12 months sustained FVIII therapy from single treatment.
  - Improved QOL, at lower cost.

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# Hemoglobin Cycling with EPO Injections vs. EPODURE Response:

Patient 3: Hb Levels [gm/dl]
13
12
11
10
9
8
7
-600
-500
-400
-300
-200
-100
0
100
Days Following Administration

EPO Injections

EPODURE

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## EPO Naïve - Hemoglobin response:

Patient 4: Hb Levels [gm/dl]
13
12
11
10
9
8
-60
-40
-20
0
20
40
60
80
100
120
140
160
180
200
220
240
Days Following Administration
EPODURE

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# EPODURE mid-dose Sustained Hemoglobin response:

Patient 13: Hb Levels [gm/dl]
13
12
11
10
9
8
-40
-20
0
20
40
60
80
Days Following Administration

EPODURE

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## Phase I/II Study Conclusions
## Presented at ASN Nov 2010 by leading authority*

- EPODURE is safe and doseable; no antigenic response.
- Clinical feasibility demonstrated.
- Single EPODURE administration can raise and maintain hemoglobin levels for up to 28 months without any injections of ESAs.
- EPODURE has significant potential to become an effective interventional treatment – a paradigm shift.

* Dr. Anatole Besarab – Director of Clinical Research in the Division of Nephrology and Hypertension at Henry Ford Hospital in Detroit, Michigan

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# IP Protection & Practical Application:

- 10 issued patents, over 50 pending patents.
- Licenses have been acquired for Biopump and related key elements:
  - FVIII license from Univ of Michigan.
- Freedom to Operate:  off-patent proteins or use of cDNA.
- Towards Scale-up and Automation:
  - Over 5,000 Biopumps produced.
  - Using reliable DermaVac harvest and implantation devices.
  - Prototype semi-automated processing station demonstrated.
    - New generation processing in development.

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Medgenics healing from within

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# Regional Implementation:

Multiple Processing Stations: control parameters of temp, gases, agitation, etc.
Transport from Harvesting Center
Medium Sample Removal
Biopump Secretion and Release Criteria Analysis
Transport to Treatment Center (up to 3+ days)
Viral Vector Administrati
Local cryo-storage

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**INTERNAL USE ONLY**

# Route to Revenues, Products:

## Regulatory:

- Safety already shown, clear route forward.
- QA designed in:  automated processor using sealed cassettes.
- Niche:  expedited route, small pivotal trial for approval.

## Clinical Pathway Simplified:

- Delivers well known proteins now in routine clinical use.
- Better delivery and compliance.
- Better safety:  own protein, no peak overdose or under-dose between injections.

## Scale Up:

- Reliable method - over 5,000 Biopumps made.
- Automated bioprocessor with sealed cassettes - in development.

## Partnering:

- Typically aiming for Phase I/II.
- Major revenue source before sales, based on comps.

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# Key 12 month Milestones:

- **EPODURE:** Complete **Phase I/II trial**; seek **IND** for **Phase IIB,** other pre-trial preparations for launch in renal anemia.
- **INFRADURE:** prepare, launch, obtain initial data **Phase I/II trial in Hepatitis C.**
- **HEMODURE:** Improve FVIII production and delivery in mice, towards performance sufficient to take to clinical testing in patients with hemophilia.
- **Partnering:** Pursue strategic alliances, including the license of our technologies.
- **Core Technology**: Further develop our platform technology.
- **New Applications:** Initiate development of additional applications with other proteins e.g. niche applications.

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## Investment Highlights & Conclusions:

- Disruptive Platform Technology for > $132B Protein Market.
- Potentially better, safer and less costly.
- Strong IP Portfolio and value proposition.
- Lead Products focusing on $16B in Anemia (EPODURE) Hepatitis C (INFRADURE) and Hemophilia (HEMODURE).
- Working in patients – shown 6-28 months from a single treatment.
- Partnering validation.
- Experienced, proven team.

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# Offering Summary:

**INTERNAL USE ONLY**

| | |
|---|---|
| Offering Size | $15 million |
| Over-Allotment Option | 15% |
| Initial Price Range | $5.00 to $7.00 per share of common stock and 0.25 warrant |
| Use of Proceeds | Clinical Trials EPODURE and INFRADURE<br>Product Development & Business Development<br>General corporate purposes |
| Exchange / Ticker | AMEX / MDGN and MDGN.W |
| Bookrunner | ROTH Capital Partners LLC |
| Co-Managers | Maxim Group |

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Medgenics
healing from within
THANK YOU
IPO Roadshow
February-March 2011
Andrew L. Pearlman, Ph.D. President and CEO